As filed with the Securities and Exchange Commission on June 25, 1999

                                           Registration No. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ---------------

                              L.B. FOSTER COMPANY
             (Exact name of registrant as specified in its charter)


                Pennsylvania                        25-1324733
          (State of incorporation)     (I.R.S. Employer Identification No.)

        415 Holiday Drive, Pittsburgh, Pennsylvania          15220
          (Address of principal executive offices)        (Zip Code)
                               -----------------

                              L.B. FOSTER COMPANY

             1998 Long-Term Incentive Plan as Amended and Restated
                            (Full title of the plan)
                               ------------------

                              DAVID L. VOLTZ, Esq.
                 Vice President, General Counsel and Secretary
                              L.B. Foster Company
                               415 Holiday Drive
                         Pittsburgh, Pennsylvania 15220
                    (Name and address of agent for service)

                                 (412) 928-3431
         (Telephone number, including area code, of agent for service)
                              --------------------

                                    Copy to:
                             MICHAEL M. LYONS, Esq.
                        Klett Lieber Rooney & Schorling
                          40th Floor, One Oxford Centre
                         Pittsburgh, Pennsylvania 15219
                              --------------------

                        CALCULATION OF REGISTRATION FEE

--------------------- ------------- --------------- ---------------- ----------
                                    Proposed        Proposed
                      Amount        maximum         maximum          Amount of
Title of securities   to be         offering price  aggregate        registra-
to be registered      registered    per share*      offering price*  tion fee
--------------------- ------------- --------------- ---------------- ----------
--------------------- ------------- --------------- ---------------- ----------
Common Stock,
$.01 par value        450,000 shs.  $ 5.84           $ 2,629,800     $731.08
--------------------- ------------- --------------- ---------------- ----------


*Estimated in accordance with Rule 457(c) solely for the purpose of computing the registration fee, based on the average of the high and low prices for June 21, 1999 as reported in the Nasdaq National Market.


[The Prospectus included herein is a combined prospectus pursuant to Rule 429, relating also to Registration Statements Nos. 33-17073, 33-35152 and 33-79450 and contains the Form S-3 information required by General Instruction C1 for Form S-8 in order for affiliates to use the Prospectus in reoffering or reselling stock acquired by them pursuant to this Registration Statement or Registration Statement No. 33-17073, 33-35152 or 33-79450]

--------------------------------------------------------------------------------

                                   PROSPECTUS
--------------------------------------------------------------------------------

                              L. B. FOSTER COMPANY

                                  Common Stock
                                ($.01 Par Value)

                       1,500,000 Shares Offered Under The
             1985 Long-Term Incentive Plan as Amended and Restated

                                      And

                        450,000 Shares Offered Under The
             1998 Long-Term Incentive Plan as Amended and Restated

This Prospectus relates to the offer and sale of shares of Common Stock of L. B. Foster Company (the "Company") to certain present and former officers, directors and employees of the Company and its subsidiaries pursuant to the 1985 Long-Term Incentive Plan as Amended and Restated (the "1985 Plan") and the 1998 Long-Term Incentive Plan as Amended and Restated (the "1998 Plan"). Such persons (including "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933) may use this Prospectus for the reoffer or resale of such shares in brokers' transactions in the over-the-counter market, in privately negotiated transactions, or otherwise, and may be deemed to be "underwriters" as defined in the Securities Act of 1933 with respect to such resales. The Company will receive none of the proceeds from such resales. The Common Stock is traded in the over-the-counter market and is quoted in the Nasdaq National Market (Symbol: FSTR). The Company's executive offices are located at 415 Holiday Drive, Pittsburgh, Pennsylvania 15220 and its telephone number is (412) 928-3431.


                               -----------------


          EITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
             SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------


                 The date of this Prospectus is June 24, 1999.

                             AVAILABLE INFORMATION

L.  B.  Foster  Company  (the   "Company")  is  subject  to  the   informational
requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Washington, D.C. 20549 and at its regional offices located at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates.


This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. The Registration Statement, including the exhibits filed or incorporated by reference as a part thereof, may be inspected without charge at the public reference facilities of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Further information about the 1985 Plan and the 1998 Plan and their administrators may be obtained by contacting David L. Voltz, Secretary of the Company, whose address and telephone number are set forth below.

The Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers who file electronically with the Commission, such as the Company. The address of that site is http://www.sec.gov.

If a copy of the Company's annual report to shareholders for the last fiscal year was not furnished with this Prospectus, a copy of such report may be obtained, without charge, from the Company upon written or oral request to: L.
B. Foster Company, David L. Voltz, Secretary, 415 Holiday Drive, Pittsburgh, PA 15220, telephone number (412) 928-3431. Participants in the Plan will receive copies of all reports, proxy statements and other communications distributed to shareholders of the Company.

                                 THE 1985 PLAN


The 1985 Long-Term Incentive Plan became effective January 1, 1985 and was approved at the 1985 annual meeting of stockholders. The Board of Directors on February 6, 1987 amended the Plan in a number of respects by adopting the 1985 Long-Term Incentive Plan as Amended and Restated, which was approved at the 1987 annual meeting of stockholders. At the 1990 annual meeting the Plan was amended by increasing from 800,000 to 1,000,000 the maximum number of shares issuable upon the exercise of options or stock appreciation rights. The Plan was further amended July 30, 1992 to bring the Plan in compliance with the requirements of Rule 16b-3 (as amended May 1, 1991) under the Securities Exchange Act of 1934, as amended, and remove certain restrictions and procedures which are no longer necessary in order to comply with that Rule. The July 1992 amendments have no effect on stock options granted prior to those amendments, except to the extent that the stock option agreement may be amended in writing in accordance with the Plan. Finally, at the 1994 annual meeting the stockholders approved amendments to the Plan which increased from 1,000,000 to 1,500,000 the maximum number of shares of common stock issuable upon the exercise of options or stock appreciation rights and extended from January 1, 1995 to January 1, 2005 the termination date of the Plan. The 1985 Long-Term Incentive Plan as Amended and Restated, as in effect at the date of this Prospectus, is hereinafter referred to as the "1985 Plan".

The 1985 Plan will expire January 1, 2005 unless earlier terminated by the Board of Directors; however, options and stock appreciation rights granted prior to the expiration date will remain in effect in accordance with their terms. The purpose of the 1985 Plan is to provide financial incentives for selected key personnel and directors of the Company and its subsidiaries, thereby promoting the long-term growth and financial success of the Company by (i) attracting and retaining personnel and directors of outstanding ability, (ii) strengthening the Company's capability to develop, maintain and direct a competent management team, (iii) motivating key personnel to achieve long-range performance goals and objectives and (iv) providing incentive compensation opportunities competitive with those of other corporations.

The 1985 Plan is neither qualified under Section 401 of the Internal Revenue Code nor subject to any provisions of the Employee Retirement Income Security Act of 1974.

The following summary of the 1985 Plan is qualified in its entirety by reference to the 1985 Plan, copies of which have been filed with the Commission and furnished to the recipients of stock options.


Eligibility

The 1985 Plan authorizes the granting of stock options and stock appreciation rights ("SARs") to officers and employees of the Company and its subsidiaries who occupy responsible executive, professional or administrative positions and who have the capacity to contribute to the success of the Company. Options and SARs may also be granted to directors of the Company and its subsidiaries who are not employees of the Company or a subsidiary. Employees must be in grade level 15 or above or otherwise selected for participation. As of June 23, 1999 there were 52 participants in the 1985 Plan.

Administration

Awards to participants are administered by a committee composed of two or more directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (the "Committee"). Members of the Committee are appointed by and serve at the pleasure of the Board of Directors. The Committee is authorized, in its discretion but within the parameters set forth in the 1985 Plan, to determine those officers, employees and directors who shall receive awards, the type of award to be made, the number of shares to be optioned and the time or times when awards shall be made, to grant such awards, and to interpret the terms and provisions thereof. The Committee's interpretations of the awards are final and conclusive as to all interested parties. The Committee has general authority to interpret the Plan and establish rules and regulations for its administration. As of the date of this Prospectus, the members of the Committee were John W. Puth, 5215 Old Orchard Road, Skokie, IL 60077, William H. Rackoff, 3 Twin Pine Court, Pittsburgh, PA 15215, and Richard L. Shaw, 360 Lincoln Avenue, Beaver, PA 15009.

Stock Option Grants

Up to 1,500,000 shares of common stock of the Company may be issued or delivered by the Company under the 1985 Plan, which may include newly-issued or treasury shares. The number and kind of shares that may be issued, the number of shares subject to outstanding options and SARs, the exercise (purchase) price per share and other relevant provisions are subject to appropriate adjustment for stock splits, stock dividends, reverse splits, recapitalizations, a merger in which the Company is the surviving corporation or other similar capital changes. Such adjustment shall be as determined by the Board of Directors, whose determination shall be binding on all persons. Shares of stock subject to an option which for any reason is canceled or terminated without having been exercised in full (except for shares subject to an option canceled upon the exercise of a related
SAR) are again available for awards under the 1985 Plan.

Incentive stock options. Eligible employees of the Company and its subsidiaries may be granted "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs"). The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year, under all plans of the optionee's employer corporation and its parent and subsidiary corporations, cannot exceed $100,000. No ISO may be granted to any employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary. In addition, no ISO may be exercisable more than three months after termination of the optionee's employment with the Company or with a parent or subsidiary corporation of the Company, except that when such employment is terminated because of permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986 ("Permanent

Disability") or death, such period may be one year. As of the date of this Prospectus, no ISOs had been granted under the Plan.

Nonqualified stock options. The 1985 Plan also authorizes the grant of stock options which do not qualify as ISOs ("NSOs"). Such options may be granted to eligible employees of the Company and its subsidiaries as well as to non-employee officers and directors of the Company and its subsidiaries.

Terms and Provisions of Stock Options

The terms and provisions of stock options granted under the 1985 Plan are determined by the Committee, provided that (a) the exercise price must be not less than the fair market value (as defined) of the stock on the trading day immediately preceding the date of grant, as determined by the Committee, (b) the option must expire no later than ten years from the date of grant, and (c) options intended as ISOs must comply with the applicable requirements as set forth in "Incentive Stock Options" above. The terms and provisions of option grants need not be uniform. Unless otherwise provided in the stock option agreement, (a) such options are exercisable in cumulative annual installments in the amount of 25% of the shares optioned, commencing on the first anniversary of the grant, (b) in the case of death, the option may be exercised by the optionee's legal representative within 12 months after the date of death, but only to the extent the option was exercisable at the time of death, (c) in the case of retirement with the consent of the Company or Permanent Disability, the option may be exercised within three years after termination of service for such reason, but only to the extent that the option was exercisable at the time of such termination of service and (d) if the optionee's service with the Company or a subsidiary of the Company terminates for any reason other than death, retirement with the consent of the Company or Permanent Disability, all options held by the optionee will immediately terminate and may not thereafter be exercised; provided, however, that if the optionee's service terminates more than four years after the grant of the option and if the optionee's service is not terminated for "cause", the optionee may exercise the option within 30 days after such termination of service. Notwithstanding the foregoing, in no event may any option be exercised after the expiration of ten years from the date on which it was granted. "Cause" includes willful or gross neglect of duties or willful misconduct in the performance of duties, so as to cause material harm to the Company or any subsidiary as determined by the Board of Directors; fraud, misappropriation or embezzlement in the performance of duties; or conviction of a felony which, as determined in good faith by the Board of Directors, constitutes a crime involving moral turpitude and results in material harm to the Company or a subsidiary.

The Committee is authorized to determine whether an optionee has retired from service or has suffered Permanent Disability, and its determination shall be binding on all concerned. In the sole discretion of the Committee, a transfer of service to an affiliate of the Company other than a subsidiary of the Company may be deemed retirement from service with the consent of the Company. Except as otherwise provided in the stock option agreement, an optionee's service will be treated as continuing while the optionee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, the optionee's right to reestablish his or her service is guaranteed by statute or by contract; absent such statute or contract, the optionee's service will be deemed to have terminated on the 91st day of such leave. The Committee is also authorized, in its discretion, to accelerate the date on which an option or SAR may be exercised, if it determines that to do so will be in the best interests of the Company and the optionee.

Stock option agreement. Each stock option is evidenced by a stock option agreement in such form and containing such provisions, not inconsistent with the provisions of the Plan, as the Committee shall approve. The terms and provisions of such agreements need not be uniform. Each optionee should therefore refer to his or her own stock option agreement for the terms and provisions of his option.

Exercise of Stock Options and Disposition of Shares

Manner of exercise. Stock options may be exercised by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice of exercise must be accompanied by (a) payment in full of the exercise price in cash or by certified or cashier's check or (b) a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds sufficient to cover the exercise price.

Conditions to delivery of shares. The Company will not be obligated to deliver any shares upon the exercise of an option unless and until, in the opinion of the Company's counsel, all applicable federal, state and other laws and regulations have been complied with. If the outstanding stock at the time of exercise is listed on any stock exchange, no delivery will be made unless and until the shares to be delivered have been listed or authorized for listing upon official notice of issuance on such exchange. Nor will delivery be made until all other legal matters in connection with the issuance and delivery of shares have been approved by the Company's counsel. In this regard, and without limiting the generality of the foregoing, the Company may require from the optionee or the optionee's legal representative such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933, as amended, the securities laws of any state and the regulations thereunder, certificates evidencing the shares may be required to bear a restrictive legend, a stop transfer order may be placed with the transfer agent, and there may be restrictions as to the number of shares that can be resold during a given period of time and the manner of sale. Optionees or their legal representatives must take any action reasonably requested by the Company in order to effect compliance with all applicable securities laws and regulations and any listing requirements.

Notice of disposition of shares. Each optionee must notify the Company when any disposition of optioned shares, whether by sale, gift or otherwise, is made by the optionee.

Stock Appreciation Rights

Awards of SARs. At any time prior to six months before an option's expiration date, the Committee may award to the optionee an SAR related to the option, which represents the right to receive payment of an amount not greater than the amount, if any, by which the fair market value (as defined) of the optioned stock on the trading day immediately preceding the date of exercise of the SAR exceeds the exercise price of the option. SARs are evidenced by either the stock option agreement or a separate agreement with the Company.

Exercise of SARs. An SAR is exercisable only at the same time, to the same extent and subject to the same conditions as the option related thereto is exercisable, except that (a) the Committee may prescribe additional conditions and limitations on the exercise of any SAR, including a maximum appreciation value, (b) an SAR may be exercised only when the fair market value (as defined) of the stock subject to the related option exceeds the exercise price of the option and (c) an SAR is not exercisable during the first six months of its term except in the event of death or Permanent Disability of the optionee prior to the expiration of such six-month period. An SAR is exercisable only by written notice to the Company, except that all SARs are automatically exercised on the last trading day prior to the expiration of the related option (so long as the fair market of the optioned stock at the time of exercise exceeds the exercise price of the option) unless prior to such day the optionee instructs the Company otherwise in writing. The exercise of an SAR cancels the related option.

Payment. Payment of the amount to which an optionee is entitled upon the exercise of his SAR will be made in cash, Company stock or any combination thereof, as the Committee determines at the time of the award. The Company stock will be valued at its fair market value, as determined by the Committee. When in the judgment of counsel to the Company an optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to any equity securities of the Company, any election by such optionee to receive cash in whole or in part upon the exercise of his SAR can be made only during the period beginning on the third business day following the date of release by the Company for publication of any quarterly or annual summary statement of its sales and earnings and ending on the twelfth business day following such date of release, and if the Committee has not determined the form of payment, any election to exercise the SAR in whole or in part for cash is subject to the subsequent approval or disapproval thereof by the Committee in its sole discretion.

Expiration. Each SAR will expire on the date determined by the Committee at the time of award, or, if later, upon the termination of the related option.

Miscellaneous Provisions

Nontransferability. No stock option or SAR awarded under the 1985 Plan is transferable by the optionee other than by will or the laws of descent and distribution. Any transfer contrary to this restriction will nullify the award. Options and SARs are exercisable during the optionee's lifetime only by the optionee or the optionee's legal representative.

Shareholder rights. An optionee has no rights as a shareholder with respect to any stock covered by his or her option until the issuance to the optionee of a stock certificate representing such stock.

No right to employment. Neither the establishment of the 1985 Plan nor any action taken by the Company, the Board, or the Committee under the 1985 Plan, nor any provision of the 1985 Plan, shall be construed as giving to any person the right to be retained in the service of the Company or any subsidiary.

Consolidation or merger. In the event of a consolidation or a merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board of Directors, all outstanding options and SARs will thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (a) make all outstanding options and SARs immediately exercisable or (b) arrange to have the surviving corporation grant to the optionees replacement options and SARs on terms which the Board determines to be fair and reasonable.

Amendments. The Board of Directors may at any time amend the 1985 Plan or amend any outstanding option for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that no such amendment shall result in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, becoming inapplicable to any options or without the approval of the shareholders of the Company (a) increase the maximum number of shares of common stock available under the 1985 Plan (subject to adjustment as explained above), (b) reduce the exercise price of options below the prices provided for in the 1985 Plan, (c) extend the time within which options or SARs may be granted, (d) extend the period of an outstanding option beyond ten years from the date of grant or (e) change the designation of the persons or classes of persons eligible to receive awards under the 1985 Plan. No amendment shall adversely affect the rights of any optionee under any award theretofore granted except upon the optionee's written consent to such amendment. Amendments requiring the approval of shareholders may be effected by the Board subject to such approval.

                                 THE 1998 PLAN

On October 23,1998, the Board of Directors adopted the 1998 Long-Term Incentive Plan which provided for the issuance of options to acquire up to 25,000 shares of the Company's common stock. Options to acquire 25,000 shares of common stock were subsequently awarded to outside directors of the Company. On February 24, 1999, the Board of Directors adopted, subject to shareholder approval, an amended and restated 1998 Long-Term Incentive Plan (the "1998 Plan") which, among other things, increased the number of shares of common stock which may be issued under that Plan from 25,000 to 450,000. The 1998 Plan was approved at the annual meeting of shareholders on May 20, 1999 and will expire on October 22, 2008, unless terminated on an earlier date by the Board. As of June 23, 1999 there were three participants in the 1998 Plan.


The purpose of the 1998 Plan is to provide financial incentives for selected key personnel and directors and to enable the Company to offer competitive compensation to them.

The 1998 Plan is neither qualified under Section 401 of the Internal Revenue Code nor subject to any provisions of the Employee Retirement Income Security Act of 1974.

The following summary of the 1998 Plan is qualified in its entirety by reference to the 1998 Plan, copies of which have been filed with the Commission and furnished to the recipients of stock options.

Administration


The 1998 Plan is administered by a Committee consisting of either (a) at least two "non- employee" directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 or (b) the full Board of Directors. The Committee currently consists of John W. Puth, William H. Rackoff and Richard L. Shaw. Within the parameters set forth in the 1998 Plan, the Committee has the authority to determine those key employees or directors who shall receive a discretionary award and the terms and conditions of each such award. The Committee may also prescribe regulations for the operation of the 1998 Plan and interpret the 1998 Plan and option agreements issued under the 1998 Plan. In addition to discretionary awards made by the Committee, non-employee directors automatically shall be awarded options to acquire up to 5,000 shares of common stock after each annual shareholders meeting, beginning in the year 2000. These automatic awards are described below under "Automatic Stock Options."

General

Up to 450,000 shares of common stock of the Company may be issued under the 1998 Plan, which may include newly issued or treasury shares. An option's exercise price must be at least the closing market price of the shares on the day before the option is granted. Each option must be evidenced by a stock option agreement in a form prescribed by the Committee. Options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution.

Options may be exercised by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice of exercise must be accompanied by (a) payment in full of the exercise price in cash, certified check or other medium acceptable to the Company in its sole discretion or (b) a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds sufficient to cover the exercise price.

The number of shares that may be issued under the 1998 Plan and the number and price of shares subject to outstanding options are subject to appropriate adjustment for stock splits, stock dividends, reverse splits, reclassifications and other similar events. The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all plans of the Company) shall not exceed $100,000.

Each optionee must notify the Company when any disposition of optioned shares, whether by sale, gift or otherwise, is made by the optionee.

Awards under the 1998 Plan consist of incentive stock options ("ISOs") and non-qualified stock options ("NSOs"). Under the current tax law, only NSOs may be granted to non-employee directors.

Automatic Stock Options

Commencing in the year 2000, immediately after each annual meeting of shareholders each non-employee director who is elected at the meeting or whose term in office continues after the meeting will automatically be granted an option to purchase up to 5,000 shares of common stock, subject to adjustment for any future stock splits, stock dividends, reverse splits, reclassifications or other similar events (the "Automatic Options"). The Automatic Options will have an exercise price per share equal to the last reported sale price of the common stock on the Nasdaq National Market before the date of the meeting, will have a term of 10 years and will be immediately exercisable. No stock appreciation rights may be awarded in conjunction with an Automatic Option.

When a director has served less than five years, the director may exercise his or her Automatic Options only within one year after termination of service, unless the director's service is terminated due to death, disability or retirement with the consent of the Company, in which case the options may be exercised during their full ten year term. A director who has served five years or longer may exercise his or her Automatic Options during their full ten year term. Notwithstanding the foregoing, if a director is removed for cause, all of his or her Automatic Options shall immediately terminate.

Discretionary Stock Options

In addition to the Automatic Options, stock options may be granted to key personnel and directors, including both employee directors and non-employee directors, in the discretion of the Committee ("Discretionary Options"). Discretionary Options granted to directors are hereinafter referred to as "Director Options." Discretionary Options are subject to the following provisions of the 1998 Plan, and the terms and provisions of such options need not be uniform:

Eligibility. Discretionary Options may be granted by the Committee to directors or to key employees who occupy a responsible executive, sales, professional or administrative position and, in the Committee's view, have the capacity to contribute to the success of the Company. In addition to the Company's non-employee directors, the Company has 36 employees, out of approximately 529 total employees, whose grade level makes them likely candidates for option awards.

Exercise Price. The exercise price of Discretionary Options is determined by the Committee, but shall be not less than the last reported sale price of the common stock on the Nasdaq National Market before the date of grant.


Term. The term of Discretionary Options is determined by the Committee, but shall not exceed 10 years from the date of grant. Director Options have the same early-termination provisions as Automatic Options. The early-termination provisions of the 1998 Plan as to all other Discretionary Options are the same as those of the 1985 Plan. See "THE 1985 PLAN - Terms and Provisions of Stock Options."

Vesting. Director Options are immediately exercisable. Except as otherwise provided in the option agreement, all other Discretionary Options may be exercised in cumulative annual installments, each for one-fourth of the total optioned shares, commencing one year from the date of grant.

Stock Appreciation Rights. Stock appreciation rights ("SARs") may be awarded at any time prior to six months before a Discretionary Option's expiration date, and shall represent the right to receive payment of an amount not greater than the amount, if any, by which the average of the reported high and low sales prices of the Company's common stock on the trading day immediately preceding the date of exercise of the SAR exceeds the option exercise price. An SAR is exercisable only under the same terms and conditions as the option to which it is related and is exercisable only when the value of a share of Company stock subject to the option exceeds the option exercise price. Exercise of an SAR cancels the related option. Unless the holder instructs otherwise, an SAR shall automatically be exercised on the last trading day prior to expiration of the related option.

See "THE 1985 PLAN - Stock Appreciation Rights" for further information concerning the exercise and payment of SARs.

Amendments and Termination

The Board of Directors may at any time amend the Plan or amend any outstanding option for purposes of satisfying the requirements of any changes in applicable laws or regulations or, in the case of Discretionary Options, for any other purpose which may at the time be permitted by law; provided, however, that no such amendment is permissible if it would result in Rule 16b-3 becoming inapplicable to any options, nor may any such amendment adversely affect the rights of any participant in the 1998 Plan under any award theretofore granted to such participant except upon his or her written consent to such amendment.

The Board may terminate the 1998 Plan at any time. However, awards made prior to the expiration or termination of the 1998 Plan will remain in effect in accordance with their terms. In the event of a consolidation or merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board, all outstanding stock options and SARs shall thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (a) make all outstanding options and SARs immediately exercisable or (b) arrange to have the surviving corporation grant to the participants replacement options and SARs on terms which the Board shall determine to be fair and reasonable.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Under the Internal Revenue Code of 1986 as in effect on the date of this Prospectus, there is no taxable income to an optionee when an ISO is granted to him or her under the 1985 or 1998 Plan or when the ISO is exercised. The excess, however, of the fair market value of the underlying shares on the date of exercise over the option exercise price will be taken into account as an adjustment in determining whether the optionee is subject to the alternative minimum tax for the year of exercise. Any such adjustment, however, may be added to the optionee's tax basis for future alternative minimum tax purposes. If the optionee does not dispose of the shares within one year of the date on which the shares are transferred to him or her nor within two years of the date of option grant, any gain realized upon the disposition will be taxable as long-term capital gain. However, if the optionee does not satisfy the applicable holding period, the excess of the fair market value of the shares on the date of exercise over the option exercise price (but not exceeding the amount by which the sale price of the shares exceeds the option exercise price) will be taxable as ordinary income for the year in which the shares are disposed of. There is no taxable income to a participant when an SAR or an NSO is granted to him or her under the 1985 or 1998 Plan; however, upon the exercise of the SAR or NSO, the excess of the fair market value of the underlying shares on the date of exercise over the option exercise price for such shares will be taxable to the optionee as ordinary income. The Company will be entitled to a corresponding tax deduction for any amounts which are taxable to an optionee as ordinary income. If at any time an optionee is treated as receiving ordinary income and at that time he or she is employed by the Company or any of its affiliates, the Company may be required to withhold federal income taxes and also may be required to withhold contributions under the Federal Insurance Contributions Act (FICA) from either the source of such ordinary income or other income payable to the optionee. In addition, whenever stock is to be delivered to an optionee, the Company may (a) require the optionee to remit an amount in cash sufficient to satisfy all federal, state and local tax withholding requirements related thereto, (b) withhold such required withholding from compensation otherwise due to the optionee or (c) any combination of (a) and (b).

Because of the complexity of the federal income tax laws and the possibility of changes therein, and because the tax consequences to a particular optionee will at least in part depend upon his or her personal financial situation, optionees are urged to consult their personal tax advisors before exercising their options or SARs or reselling shares acquired under the 1985 Plan or the 1998 Plan. Optionees should also consult their personal tax advisors as to the state, local and federal estate tax consequences of such transactions.

                              OUTSTANDING OPTIONS

The following table sets forth information concerning the stock options outstanding at the date of this Prospectus under the 1985 Plan and the 1998 Plan.

                  Per Share             Expiration        Percent
Grant Date        Exercise Price        Date(1)           Vested

12/29/89          $3.31                 12/28/99          100%
5/8/90             3.31                 5/7/00            100
11/13/90           3.22                 11/12/00          100
7/30/92            2.63                 7/29/02           100
12/15/93           3.82                 12/14/03          100
7/22/94            3.56                 7/21/04           100
12/14/94           3.42                 12/13/04          100
4/28/95            3.70                 4/27/05           100
5/8/96             4.12                 5/7/06            100
5/15/97            4.00                 5/14/07            50
7/30/97            4.88                 7/29/07            25
8/13/98            5.25                 8/12/08             0
10/14/98           3.94                10/13/08             0
10/23/98           4.38                10/22/08             0
10/23/98           4.38                10/22/08           100
12/16/98           6.00                12/15/08           100
10/23/98 (2)       4.38                10/22/08           100
12/16/98 (2)       6.00                12/15/08           100

 ----------------
(1) Unless terminated on an earlier date as a result of termination of service, death or permanent disability, as more fully set forth in the stock option agreements.
(2) Granted under the 1998 Plan.

As of June 23, 1999, no SARs had been granted under the 1985 Plan or the 1998 Plan, options for 590,950 shares had been exercised under the 1985 Plan, and no options granted under the 1998 Plan had been exercised.

CERTAIN SELLING SECURITYHOLDERS The following table sets forth information as of the date of this Prospectus concerning the officers and directors of the Company who hold options granted under the 1985 Plan or the 1998 Plan. Shares of common stock acquired by such officers and directors under either plan, through the exercise of stock options or the exercise of any related SARs, may be resold by them using this Prospectus.

                                                         Common      Common
                                                         Shares      Shares
Name                     Position With The Company       Owned       Optioned

Anthony G. Cipicchio     Vice President -                 2,334       25,000
                         Fabricated Products

William  S.  Cook, Jr.   Vice President - Strategic       2,238       25,000
                         Planning and Acquisitions

Paul V. Dean             Senior Vice President -         18,334       10,000
                         Piling Products

Samuel K. Fisher         Vice President -                 4,996       23,000
                         Rail Procurement

Lee B. Foster II         Chairman, President and Chief  156,732      167,500
                         Executive Officer

Dean A. Frenz            Senior Vice President -         15,307       50,000
                         Rail Distribution Products

Steven L. Hart           Vice President - Operations     29,711       12,500

Stan L. Hasselbusch      Executive Vice President and    19,462       98,000
                         Chief Operating Officer

Henry J. Massman IV      Director                         1,083       10,000

David L. Minor           Vice President, Treasurer       20,270       15,000

Roger F. Nejes           Senior Vice President-Finance   27,521       50,000
                         and Administration and Chief
                         Financial Officer

Henry M. Ortwein, Jr.    Senior Vice President -         15,315       25,000
                         Rail Manufactured Products

Linda K. Patterson       Controller                         170       ---

John W. Puth             Director                        42,000       25,000

William H. Rackoff       Director                        12,000       20,000

Richard L. Shaw          Director                         3,000       35,000

Robert W. Sigle          Vice President -                 1,186        ---
                         Tubular Products

Linda M. Terpenning      Vice President -                 6,659       10,000
                         Human Resources

David L. Voltz           Vice President, General Counsel 23,526       25,000
                         and Secretary


                                 LEGAL OPINION

The validity of the common stock offered hereby has been passed upon for the Company by its counsel, Klett Lieber Rooney & Schorling, a Professional Corporation, 40th Floor, One Oxford Centre, Pittsburgh, Pennsylvania 15219.


                      DOCUMENTS INCORPORATED BY REFERENCE

The Company's Annual Report on Form I0-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the Securities and Exchange Commission, are incorporated herein by reference. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus, and prior to the filing of a post-effective amendment to the Registration Statement of which this Prospectus forms a part which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to David L. Voltz, Secretary, L. B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, telephone number (412) 928-3431.

                              L.B. FOSTER COMPANY

             1985 Long-Term Incentive Plan as Amended and Restated

             1998 Long-Term Incentive Plan as Amended and Restated


No person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer contained herein, and if given or made, such information or representation not contained herein must not be relied upon as having been authorized by the company. This Prospectus does not constitute an offer of stock in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.



TABLE OF CONTENTS

                                                                    Page

Available Information............................................     2
The 1985 Plan....................................................     3
    Eligibility..................................................     3
    Administration...............................................     4
    Stock Option Grants .........................................     4
    Terms and Provisions of Stock Options .......................     5
    Exercise of Stock Options and Disposition of Shares..........     6
    Stock Appreciation Rights ...................................     6
    Miscellaneous Provisions ....................................     7
The 1998 Plan....................................................     8
     Administration..............................................     9
     General.....................................................     9
     Automatic Stock Options.....................................     10
     Discretionary Stock Options.................................     10
     Amendments and Termination..................................     11
Certain Federal Income Tax Consequences .........................     12
Outstanding Options..............................................     13
Certain Selling Securityholders..................................     13
Legal Opinion....................................................     15
Documents Incorporated By Reference .............................     15



Prospectus dated June 24, 1999

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

           The required statements are included in the Prospectus.

Item 4.    Description of Securities.

           The common stock is registered under Section 12 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

           None

Item 6.    Indemnification of Directors and Officers.

     Section 6.01 of the Company's By-Laws provides, in part, that the Company shall, to the fullest extent permitted by Pennsylvania law, indemnify its officers and directors in connection with any actual, threatened or completed action, suit or proceeding arising out of their service to the Company or to another entity at the request of the Company.

Item 7.     Exemption from Registration Claimed.

            No "restricted" securities will be reoffered or resold.

Item 8.     Exhibits.

            The following exhibits are filed as part of this registration statement:

               5 - Opinion and consent of Klett Lieber Rooney & Schorling, a Professional Corporation, filed herewith.


               10.33.2 - 1985 Long-Term Incentive Plan as Amended and Restated, as amended to date, filed as Exhibit 10.33.2 to Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference, and standard form of stock option agreement filed as part of Exhibit
          10.33.2 to Form 10-Q for the quarter ended March 31, 1990 and incorporated herein by reference.


               10.34 - 1998 Long-Term Incentive Plan as Amended and Restated, filed as Exhibit 10.34 to Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.


               23.8 - Consent of Independent Auditors, filed herewith.

Item 9.    Undertakings.

         The Company undertakes to deliver or cause to be delivered with the prospectus to each optionee to whom the prospectus is sent or given a copy of the Company's annual report to shareholders for its last fiscal year, unless such optionee otherwise has received a copy of such report. If the last fiscal year of the Company has ended within 120 days prior to the use of the prospectus, the annual report of the Company for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such optionee. The Company further undertakes to transmit or cause to be transmitted to all persons participating in the 1998 Plan, who do not otherwise receive such material as shareholders of the Company, at the time and in the manner such material is sent to its shareholders, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The Company undertakes to remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the By-Laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on June 25, 1999.

                                       L. B. FOSTER COMPANY
                                         (Registrant)

                                       By: /s/Roger F. Nejes
                                          ----------------------------
                                           Roger F. Nejes
                                           Senior Vice President
                                           Finance and Administration

                              -------------------

                               POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Lee B. Foster II, Roger F. Nejes and David L. Voltz, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

                              --------------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                          Title                            Date

/s/Lee B. Foster II
----------------------
Lee B. Foster II               Chairman, President and          June 24, 1999
                               Chief Executive Officer
/s/Henry J. Massman IV
----------------------
Henry J. Massman IV            Director
                                                                June 24, 1999

/s/John W. Puth
----------------------
John W. Puth                   Director
                                                                June 24, 1999

----------------------
William H. Rackoff             Director


/s/Richard L. Shaw
----------------------
Richard L. Shaw                Director                         June 24, 1999


/s/Roger F. Nejes
----------------------
Roger F. Nejes                 Senior Vice President-Finance    June 24, 1999
                               and Administration, Chief
                               Financial Officer